Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
REPORTS SECOND QUARTER 2010 RESULTS

August 5, 2010 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced second quarter 2010 results of $0.18 per share, compared to $0.12 per share reported in the second quarter of 2009. Second quarter 2010 results include a non-cash charge of $8.9 million of pretax income, or approximately $0.08 per share after tax, related to the impairment of certain of Maritech’s oil and gas properties compared to similar charges of $0.03 per share in the second quarter of 2009. All financial data in the text portion of this release are reported in U.S. dollars, and all per share amounts are fully diluted and before discontinued operations.

Consolidated revenues for the quarter ended June 30, 2010 were $241.6 million versus $217.9 million in the second quarter of 2009. Total gross profit was $47.8 million in the second quarter of 2010 versus $40.4 million in the second quarter of 2009. Income before discontinued operations was $13.6 million in the second quarter of 2010 versus $9.2 million in the comparable period of 2009. Net income was $13.6 million in 2010’s second quarter versus $9.2 million in 2009’s second quarter.

Consolidated results per share from continuing operations for the second quarter of 2010 were earnings of $0.18 with 76.9 million weighted average diluted common shares outstanding versus $0.12 with 75.4 million weighted average diluted common shares outstanding in the second quarter of 2009. As of June 30, 2010, long-term debt was $304.2 million and cash was $89.6 million, resulting in net debt of $214.6 million and continuing the favorable debt-reduction trend that began in the second quarter of 2009 (net debt is a non-GAAP financial measure that is reconciled to the nearest GAAP financial measure in a table following the text portion of this release).

Divisional pretax earnings (loss) from continuing operations in the second quarter of 2010 versus the second quarter of 2009 were, Fluids Division: $10.2 million in 2Q 2010 and $1.2 million in 2Q 2009; Offshore Services: $14.3 million in 2Q 2010 and $23.0 million in 2Q 2009; Maritech: $1.0 million in 2Q 2010 and $(11.4) million in 2Q 2009; Production Testing: $3.3 million in 2Q 2010 and $7.4 million in 2Q 2009; and, Compressco: $4.7 million in 2Q 2010 and $5.9 million in 2Q 2009.

Financial data aggregating the first six months of 2010, and financial data relating to net income and discontinued operations are available in the accompanying financial table in this press release.

Stuart M. Brightman, President and Chief Executive Officer, stated, “In the second quarter of 2010, most of our businesses performed consistent with the trends that we identified earlier in the year. Specifically, during the second quarter we benefited from a continued improvement in market conditions for our domestic onshore businesses, while also feeling the negative impact of the Macondo oil spill and related regulatory actions on the Gulf of Mexico market. In addition, although many of our international markets continued to grow, our operations in Mexico were affected by reduced activity levels in certain regions of the country.

“During this year’s second quarter, our Fluids Division benefited both from an existing backlog of projects in the Gulf of Mexico that carried forward from the first quarter and from continued improvement in our onshore businesses. The seasonal increase in activity in our European calcium chloride business was also a positive contributor to second quarter results. As with the first quarter of 2010, the combined impact of start-up costs at our El Dorado, Arkansas calcium chloride plant coupled with production at that plant at less than full operating rates had a negative effect on Fluids Division earnings. We believe that ongoing work to fully commission the facility is proceeding in-line with our expectations and, as we have previously discussed, we expect the El Dorado facility to contribute positively in the second half of 2010. As we move into the third quarter, we are seeing a significant reduction in activity in the deepwater Gulf of Mexico completion fluids market directly related to the Macondo oil spill and related regulatory actions, and the resulting uncertainty as to the E&P industry’s near-term ability to continue to operate in the deepwater Gulf of Mexico.

“As we had anticipated, our Offshore Services segment reported improved second quarter results compared to the first quarter of this year. Although utilization of our key heavy-lift and diving assets was high, it was not as close to full utilization as we had expected. Delays in permitting associated with plug and abandonment activities in the Gulf of Mexico caused by the drilling moratorium impacted the utilization of these key assets and services, as well as affecting the competitive environment. We believe that these trends will continue into the third quarter, which we expect to be seasonally strong, but with a somewhat less than normal level of predictability.

“Maritech reported second quarter pretax profits of $1.0 million. These results include a non-cash impairment charge of $8.9 million of pretax income due primarily to both the decreased fair value of probable and possible reserves for certain of Maritech’s oil and gas properties and lower than expected results from development efforts on one property. Production during the second quarter averaged 43.1 MMcfe/day versus 42.5 MMcfe/day in the first quarter of 2010. Second quarter production fell short of our expectations due to continuing delays caused by third party pipeline problems. We expect this situation to improve during the second half of the year.

“Also during the second quarter, Maritech continued to focus on risk mitigation activities that include the plugging of wells and abandonment of platforms and pipelines. These activities will continue during the third quarter, and we are confident that we will achieve our 2010 goal of performing approximately $70 million of plugging, abandonment and decommissioning work on Maritech properties by year-end.

“In the Production Testing segment, our domestic business reported another  sequential increase in activity for the second quarter of 2010. As with the prior quarter, this improvement in domestic activity originated in both shale plays and conventional basins. Our testing business continues to grow in the Eastern Hemisphere, but we have seen a decline in activity and associated profitability in Mexico due to the operational challenges created by customer budgetary issues and security disruptions in certain regions of the country. We expect to confront these challenges through the balance of the year.

“Compressco’s second quarter results reflected a continuing increase in activity, driven primarily by a strengthening domestic market. However, as with our Production

Testing segment, Compressco has been negatively impacted by the reduction in activity in Mexico. In spite of this issue, we continue to view international markets as growth opportunities for Compressco.

“In conclusion, our second quarter performance reflected a continued improvement in our domestic onshore markets, and the impact of an uncertain Gulf of Mexico market for our Fluids Division and our Offshore Services segment. We expect this uncertainty to impact the second half of 2010, but longer-term, we expect demand for both segments to revert back to levels we had anticipated at the beginning of the year. We are encouraged by progress made toward fully commissioning our calcium chloride plant in El Dorado, Arkansas, and we expect to see the benefit of this in the second half of the year. Finally, we continue to focus on our balance sheet and are pleased with the progress we have made in improving our debt position,” concluded Mr. Brightman.

TETRA is a geographically diversified oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving, with a concentrated domestic exploration and production business.

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning the potential impact of the Macondo oil spill in the Gulf of Mexico and the related regulatory actions, the potential impact on our operations of security disruptions in Mexico, projections concerning the Company’s business activities in the Gulf of Mexico, financial guidance, estimated earnings, earnings per share, expected benefits from our agreements and long-term investments, expected results of operational business segments for 2010, the expected impact of current economic and capital market conditions on the oil and gas industry and our operations, statements regarding our beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond our control. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition to the potential impact of the Macondo oil spill in the Gulf of Mexico and related regulatory actions and the potential impact of security disruptions in Mexico, some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$79,329	$62,211	$145,590	$125,900
Offshore Division
Offshore Services	85,401	92,257	136,799	140,301
Maritech	50,335	45,408	96,969	86,620
Intersegment eliminations	(18,156)	(21,383)	(23,296)	(29,026)
Offshore Division total	117,580	116,282	210,472	197,895
Production Enhancement Division
Production Testing	24,826	18,287	51,411	42,906
Compressco	19,966	21,181	40,313	46,568
Production Enhancement Division total	44,792	39,468	91,724	89,474
Eliminations and other	(83)	(17)	(275)	(74)
Total revenues	241,618	217,944	447,511	413,195

Gross profit
Fluids Division	15,369	13,182	26,340	30,203
Offshore Division
Offshore Services	18,334	26,673	20,242	29,574
Maritech	2,332	(10,501)	10,797	(2,849)
Intersegment eliminations	80	(263)	572	(574)
Offshore Division total	20,746	15,909	31,611	26,151
Production Enhancement Division
Production Testing	4,874	3,456	11,330	11,143
Compressco	7,580	8,591	15,154	17,712
Production Enhancement Division total	12,454	12,047	26,484	28,855
Eliminations and other	(737)	(749)	(1,509)	(1,450)
Total gross profit	47,832	40,389	82,926	83,759

General and administrative expense	24,955	22,454	47,732	47,023
Operating income	22,877	17,935	35,194	36,736
Interest expense, net	4,238	3,411	8,266	6,588
Other expense (income)	(1,899)	885	(2,082)	(1,626)
*Income before taxes and discontinued operations (A)	20,538	13,639	29,010	31,774
Provision for income taxes	6,903	4,429	9,919	11,194
Income before discontinued operations	13,635	9,210	19,091	20,580
Loss from discontinued operations, net of taxes (A)	(75)	(35)	(104)	(243)
Net income	$13,560	$9,175	$18,987	$20,337

*Income before taxes and discontinued operations
Fluids Division	10,191	1,216	16,377	13,369
Offshore Division
Offshore Services	14,269	23,024	11,828	22,380
Maritech	1,044	(11,431)	9,687	(2,245)
Intersegment eliminations	81	(187)	572	(498)
Offshore Division total	15,394	11,406	22,087	19,637
Production Enhancement Division
Production Testing	3,322	7,382	7,518	13,081
Compressco	4,735	5,904	9,630	12,573
Production Enhancement Division total	8,057	13,286	17,148	25,654
Corporate overhead (includes interest)	(13,104)	(12,269)	(26,602)	(26,886)
Total	20,538	13,639	29,010	31,774

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.18	$0.12	$0.25	$0.27
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)
Net income	$0.18	$0.12	$0.25	$0.27

Weighted average shares outstanding	75,491	74,980	75,434	74,952

Diluted per share information:
Income before discontinued operations	$0.18	$0.12	$0.25	$0.27
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)
Net income	$0.18	$0.12	$0.25	$0.27

Weighted average shares outstanding	76,857	75,401	76,819	75,200

Depreciation, depletion and amortization (B)	$45,635	$40,618	$82,469	$76,877

(A) Information presented for each period reflects TETRA’s process services and Venezuelan fluids and production testing operations as discontinued operations.
(B) DD&A information for 2010 and 2009 includes asset impairments and oil and gas dry hole costs under successful efforts accounting.

Balance Sheet	June 30, 2010	December 31, 2009
	(In Thousands)
Cash	$89,578	$33,660
Accounts receivable, net	169,883	181,038
Inventories	107,792	122,274
Other current assets	64,246	53,846
PP&E, net	763,298	816,374
Other assets	142,225	140,407
Total assets	$1,337,022	$1,347,599

Current liabilities	$227,818	$242,475
Long-term debt	304,217	310,132
Other long-term liabilities	211,547	218,498
Equity	593,440	576,494
Total liabilities and equity	$1,337,022	$1,347,599

Reconciliation of Non-GAAP Financial Measure
Net debt is defined as long-term debt minus cash. Management views net debt, a non-GAAP financial measure, as a measure of TETRA's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. This reconciliation is not a substitute for financial information prepared in accordance with GAAP, and should be considered within the context of our complete financial results for the period which will be available on our website upon filing with the SEC. A reconciliation of long-term debt to net debt as of June 30, 2010 and December 31, 2009 is shown below:

	June 30, 2010	December 31, 2009
	(In Thousands)

Long-term debt	$304,217	$310,132
Cash	(89,578)	(33,660)
Net debt	$214,639	$276,472

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com
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